As filed with the Securities and Exchange Commission on March 17, 2023

Registration No. 333-230241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Piper SANDLER Companies

(Exact name of registrant as specified in its charter)

Delaware	30-0168701
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402 (Zip Code)

PIPER SANDLER COMPANIES

2019 EMPLOYMENT INDUCEMENT AWARD PLAN

(Full title of the plan)

John W. Geelan

General Counsel and Secretary

Piper Sandler Companies

800 Nicollet Mall, Suite 900

Minneapolis, Minnesota 55402

(Name and address of agent for service)

(612) 303-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-230241) (the “Registration Statement”) filed by Piper Sandler Companies, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on March 13, 2019. The Registration Statement registered an aggregate of 125,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to be issued pursuant to the Company’s 2019 Employment Inducement Award Plan (the “Inducement Plan”).

The Company terminated the Inducement Plan as to future grants, including shares of Common Stock that were forfeited or withheld for taxes thereunder, effective as of March 17, 2023. This Post-Effective Amendment hereby deregisters 27,248 shares of Common Stock that were previously registered pursuant to the Registration Statement and were available for grant under the Inducement Plan. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 17, 2023.

PIPER SANDLER COMPANIES (registrant)

By:	/s/ John W. Geelan
Name: John W. Geelan Title: General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.